Exhibit 99.1
THE LOVESAC COMPANY REPORTS SECOND QUARTER FISCAL 2026 FINANCIAL RESULTS

Q2 FY26 Net Sales Increased 2.5% to $160.5 Million vs. Q2 FY25

STAMFORD, Conn., September 11, 2025 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq: LOVE) (“Lovesac” or the “Company”), the Designed for Life home and technology brand best known for its Sactionals, The World's Most Adaptable Couch, today announced financial results for the second quarter of fiscal 2026, which ended August 3, 2025.

Shawn Nelson, Chief Executive Officer, stated, “We're pleased to have delivered another quarter of market share gains underpinned by our secular growth initiatives across Designed for Life product platforms and efficient customer acquisition engines. Our operational discipline continues to drive operating expense leverage even as we maintain an investment stance for innovation and long-term growth. Our financial and operational performance, despite ongoing category headwinds, further bolsters our confidence as we move forward and transition from a product-focused company to a true brand. With this as our focus, we have refined our strategic roadmap and are evolving our brand positioning to support our growth into a multi-faceted home brand with an organized and prioritized product hierarchy and merchandising strategy. Looking ahead, while we balance near-term industry dynamics amidst the evolving tariff landscape with our ongoing secular tailwinds, we remain confident in our objective to deliver meaningful long-term value as we aim to build the most loved home brand in America.”

Key Measures for the Second Quarter of Fiscal 2026 Ending August 3, 2025:
(Dollars in millions, except per share amounts. Dollar and percentage changes may not recalculate due to rounding.)

	Thirteen weeks ended			Twenty-six weeks ended
	August 3, 2025	August 4, 2024	% Inc (Dec)	August 3, 2025	August 4, 2024	% Inc (Dec)
Net sales
Showrooms	$109.1	$98.8	10.4%	$205.5	$180.4	13.9%
Internet	$42.5	$44.3	(4.1%)	$75.8	$80.9	(6.3%)
Other	$9.0	$13.5	(33.6%)	$17.5	$27.9	(37.2%)
Total net sales	$160.5	$156.6	2.5%	$298.9	$289.2	3.3%
Gross profit	$90.6	$92.4	(1.9%)	$165.0	$164.4	0.3%
Gross margin	56.4%	59.0%	(260) bps	55.2%	56.8%	(160) bps
Total operating expenses	$99.4	$100.7	(1.3%)	$188.8	$190.6	(1.0%)
SG&A	$72.1	$73.7	(2.1%)	$139.2	$142.1	(2.0%)
SG&A as a % of Net Sales	44.9%	47.0%	(210) bps	46.6%	49.1%	(250) bps
Advertising and marketing	$23.5	$23.3	0.7%	$42.1	$41.3	1.9%
Advertising & marketing as a % of Net Sales	14.6%	14.9%	(30) bps	14.1%	14.3%	(20) bps
Net loss	$(6.7)	$(5.9)	(13.5%)	$(17.5)	$(18.8)	7.1%
Basic net loss per common share	$(0.45)	$(0.38)	(18.4%)	$(1.19)	$(1.21)	1.7%
Diluted net loss per common share	$(0.45)	$(0.38)	(18.4%)	$(1.19)	$(1.21)	1.7%
Adjusted EBITDA [1]	$0.8	$1.5	(44.1%)	$(7.6)	$(8.8)	13.1%
Net cash provided by (used) in operating activities	$12.2	$6.2	96.7%	$(29.2)	$(0.8)	nm*
*Changes denoted with an "nm" represent percent changes that are not meaningful.

1 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Exhibit 99.1

Percent increase (decrease) except showroom count
	Thirteen weeks ended		Twenty-six weeks ended
	August 3, 2025	August 4, 2024	August 3, 2025	August 4, 2024
Omni-channel Comparable Net Sales(1)	0.9%	(5.4)%	1.4%	(10.0)%
Internet Sales	(4.1)%	7.0%	(6.3)%	(0.9)%
Ending Showroom Count	270	254	270	254

1 Omni-channel Comparable Net Sales includes sales at all retail locations and online, open greater than 12 months (including remodels and relocations) and excludes closed showrooms.

Highlights for the Quarter Ended August 3, 2025:

•Net sales increased $3.9 million, or 2.5%, in the second quarter of fiscal 2026 compared to the prior year period primarily driven by an increase of 0.9% in omni-channel comparable net sales and the net addition of 16 new showrooms. During the second quarter of fiscal 2026, we opened 6 additional showrooms and closed 3 showrooms.

•Gross profit decreased $1.8 million, or 1.9% in the second quarter of fiscal 2026 compared to the prior year period. Gross margin decreased 260 basis points to 56.4% of net sales in the second quarter of fiscal 2026 from 59.0% of net sales in the prior year period primarily driven by increases of 110 basis points in inbound transportation costs and 50 basis points in outbound transportation and warehousing costs and a decrease of 100 basis points in product margin driven by higher promotional discounting.

•SG&A expense decreased $1.6 million, or 2.1%, in the second quarter of fiscal 2026 compared to the prior year period primarily due to decreases in professional fees, credit card fees, and other overhead costs, partially offset by impairment charges related to the Best Buy partnership termination, and increases in payroll, equity-based compensation, and rent.
•Advertising and marketing expense increased $0.2 million, or 0.7% in the second quarter of fiscal 2026 compared to the prior year period, primarily driven by costs associated with the launch of a new product marketing campaign.
•Operating loss was $8.8 million in the second quarter of fiscal 2026 compared to $8.4 million in the prior year period. Operating margin was (5.5)% of net sales in the second quarter of fiscal 2026 compared to (5.3)% of net sales in the prior year period.

•Net loss was $6.7 million in the second quarter of fiscal 2026 or $(0.45) net loss per common share compared to $5.9 million or $(0.38) net loss per common share in the prior year period. During the second quarter of fiscal 2026, the Company recorded an income tax benefit of $2.1 million, compared to $1.8 million in the prior year period. The change in benefit is primarily driven by a higher net loss before taxes.

Highlights for the Year-to-date Period Ended August 3, 2025:

•Net sales increased $9.7 million, or 3.3%, in the year-to-date period ended August 3, 2025 compared to the prior year period primarily driven by an increase of 1.4% in omni-channel comparable net sales and the net addition of 16 new showrooms compared to the prior year period.

Exhibit 99.1
•Gross profit increased $0.6 million, or 0.3%, in the year-to-date period ended August 3, 2025 compared to the prior year period. Gross margin decreased 160 basis points to 55.2% of net sales in the year-to-date period ended August 3, 2025 from 56.8% of net sales in the prior year period primarily driven by a decrease of 150 basis points in product margin driven by higher promotional discounting and an increase of 10 basis points in outbound transportation and warehousing costs.

•SG&A expense decreased $2.8 million, or 2.0%, in the year-to-date period ended August 3, 2025 compared to the prior year period primarily due to decreases in legal and professional fees, credit card fees, computer expense, and other overhead costs, partially offset by increases in payroll, equity-based compensation, impairment charges related to the Best Buy partnership termination, and rent.

•Advertising and marketing expense increased $0.8 million, or 1.9% in the year-to-date period ended August 3, 2025 compared to the prior year period primarily driven by costs associated with the launch of a new product marketing campaign.

•Operating loss was $23.8 million in the year-to-date period ended August 3, 2025 compared to $26.2 million in the prior year period. Operating margin was (8.0)% of net sales in the year-to-date period ended August 3, 2025 compared to (9.1)% of net sales in the prior year period.

•Net loss was $17.5 million in the year-to-date period ended August 3, 2025 or $(1.19) net loss per diluted share compared to $18.8 million or $(1.21) net loss per diluted share in the prior year period. During the year-to-date period ended August 3, 2025, the Company recorded an income tax benefit of $5.9 million, compared to $6.0 million for the prior year period. The change in benefit is primarily driven by a lower net loss before taxes.

Other Financial Highlights as of August 3, 2025:

•The cash and cash equivalents balance as of August 3, 2025 was $34.2 million as compared to $72.1 million as of August 4, 2024. There was no balance on the Company’s line of credit as of August 3, 2025 and August 4, 2024. The Company’s availability under the line of credit was $36.0 million as of August 3, 2025 and August 4, 2024.

•Total merchandise inventory was $124.0 million as of August 3, 2025 as compared to $88.3 million as of August 4, 2024 primarily related to a planned stock inventory increase of $24.4 million coupled with an increase in freight capitalization of $10.7 million.

Exhibit 99.1
Outlook:

The Company provides guidance of select information related to the Company’s financial and operating performance, and such measures may differ from year to year. The projections are as of this date and the Company assumes no obligation to update or supplement this information.

The Company currently expects the following for the full year of fiscal 2026:
•Net sales in the range of $710 million to $740 million.
•Adjusted EBITDA1 in the range of $42 million to $55 million.
•Net income in the range of $8 million to $17 million.
•Diluted income per common share in the range of $0.52 to $1.05 on approximately 16.3 million estimated diluted weighted average shares outstanding.

The Company currently expects the following for the third quarter of fiscal 2026:
•Net sales in the range of $151 million to $161 million.
•Adjusted EBITDA1 loss in the range of $1 million to $7 million.
•Net loss in the range of $8 million to $12 million.
•Basic loss per common share in the range of $0.51 to $0.83 on approximately 14.7 million estimated weighted average shares outstanding.

1 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Conference Call Information:

A conference call to discuss the financial results for the second quarter ended August 3, 2025 is scheduled for today, September 11, 2025, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.lovesac.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.lovesac.com for 90 days.

About The Lovesac Company:

Based in Stamford, Connecticut, The Lovesac Company (NASDAQ: LOVE) is a technology driven company that designs, manufactures and sells unique, high quality furniture derived through its proprietary Designed for Life approach which results in products that are built to last a lifetime and designed to evolve as customers’ lives do. The current product offering is comprised of modular couches called Sactionals, the Sactionals Reclining seat, premium foam beanbag chairs called Sacs, the PillowSacTM Chair, an immersive surround sound home theater system called StealthTech, and an innovative sofa seating solution called SnuggTM. As a recipient of Repreve’s 7th Annual Champions of Sustainability Award, responsible production and innovation are at the center of the brand’s design philosophy with products protected by a robust portfolio of utility patents. Products are marketed and sold primarily online directly at www.lovesac.com, supported by a physical retail presence in the form of Lovesac branded showrooms, as well as through shop-in-shops and pop-up-shops with third party retailers. LOVESAC, DESIGNED FOR LIFE, SACTIONALS, SAC, STEALTHTECH, and THE WORLD'S MOST ADAPTABLE COUCH are trademarks of The Lovesac Company and are Registered in the U.S. Patent and Trademark Office.

Exhibit 99.1
Non-GAAP Information:

Adjusted EBITDA is defined as a non-GAAP financial measure by the Securities and Exchange Commission (the “SEC”) that is a supplemental measure of financial performance not required by, or presented in accordance with, GAAP. We define “Adjusted EBITDA” as earnings before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include management fees, equity-based compensation expense, write-offs of property and equipment, deferred rent, financing expenses and certain other charges and gains that we do not believe reflect our underlying business performance. We have reconciled this non-GAAP financial measure with the most directly comparable GAAP financial measure within the schedules attached hereto. Statements regarding our expectations as to fiscal 2026 Adjusted EBITDA do not include certain charges and costs. These items include equity-based compensation expense and certain other charges and gains that we do not believe reflect our underlying business performance. We are not able to provide a reconciliation of our non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs. This is due to the inherent difficulty of forecasting the timing of certain events that have not yet occurred and are out of the Company’s control.

We believe that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business, facilitate a more meaningful comparison of our actual results on a period-over-period basis and provide for a more complete understanding of factors and trends affecting our business. We have provided this information as a means to evaluate the results of our ongoing operations alongside GAAP measures such as gross profit, operating income (loss) and net income (loss). Other companies in our industry may calculate these items differently than we do. These non-GAAP measures should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP, such as net income (loss) or net income (loss) per share as a measure of financial performance, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Exhibit 99.1
Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as “may,” “continue(s),” “believe,” “anticipate,” “could,” “should,” “intend,” “plan,” “will,” “aim(s),” “can,” “would,” “expect(s),” “expectation(s),” “estimate(s),” “project(s),” “projections,” “forecast(s)”, “positioned,” “approximately,” “potential,” “goal,” “pro forma,” “strategy,” “outlook” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. All statements, other than statements of historical facts, included in this press release under the heading “Outlook” and all statements regarding strategy, future operations and launch of new products, the pace and success of new products, future financial position or projections, future revenue, projected expenses, sustainability goals, prospects, plans and objectives of management are forward-looking statements. These statements are based on management’s current expectations, beliefs and assumptions concerning the future of our business, anticipated events and trends, the economy and other future conditions. We may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in the forward-looking statements and you should not rely on these forward-looking statements. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Among the key factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: business disruptions or other consequences of economic instability, recession, political instability, civil unrest, armed hostilities, natural and man-made disasters, pandemics or other public health crises, or other catastrophic events; the impact of changes or declines in consumer spending and increases in interest rates and inflation on our business, sales, results of operations and financial condition; cybersecurity and vulnerability to electronic break-ins and other similar disruptions; active pending or threatened litigation; our ability to manage and sustain our growth and profitability effectively, including in our ecommerce business, forecast our operating results, and manage inventory levels; our cash flows, changes in the market price of our common stock, global economic and market conditions and other considerations that could impact the specific timing, price and size of repurchases under our stock repurchase program or our ability to fund any stock repurchases; our ability to improve our products and develop and launch new products; our ability to successfully open and operate new showrooms; our ability to advance, implement or achieve the goals set forth in our ESG Report; our ability to realize the expected benefits of investments in our supply chain and infrastructure; disruption in our supply chain and dependence on foreign manufacturing and imports for our products; execution of our share repurchase program and its expected benefits for enhancing long-term shareholder value; our ability to acquire new customers and engage existing customers; reputational risk associated with increased use of social media; our ability to attract, develop and retain highly skilled associates and employees; system interruption or failures in our technology infrastructure needed to service our customers, process transactions and fulfill orders; any inability to implement and maintain effective internal control over financial reporting; unauthorized disclosure of sensitive or confidential information through breach of our computer system; the ability of third-party providers to continue uninterrupted service; the impact of changes in diplomatic and trade relations, as well as tariffs and the countermeasures and tariff mitigation initiatives; the regulatory environment in which we operate; our ability to maintain, grow and enforce our brand and intellectual property rights and avoid infringement or violation of the intellectual property rights of others; and our ability to compete and succeed in a highly competitive and evolving industry, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K and in our Form 10-Qs filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at investor.lovesac.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Investor Relations Contact:
Caitlin Churchill, ICR
(203) 682-8200
InvestorRelations@lovesac.com

Exhibit 99.1
THE LOVESAC COMPANY
CONDENSED BALANCE SHEETS
(unaudited)

(amounts in thousands, except share and per share amounts)	August 3, 2025	February 2, 2025
Assets
Current Assets
Cash and cash equivalents	$34,191	$83,734
Trade accounts receivable, net	14,072	16,781
Merchandise inventories, net	123,983	124,333
Prepaid expenses	14,273	14,807
Other current assets	3,318	6,942
Total Current Assets	189,837	246,597
Property and equipment, net	84,441	77,990
Operating lease right-of-use assets	165,433	157,750
Goodwill	144	144
Intangible assets, net	1,862	1,586
Deferred tax asset	21,256	15,277
Other assets	30,736	32,906
Total Assets	$493,709	$532,250
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$35,996	$51,814
Accrued expenses	36,490	51,986
Payroll payable	11,438	9,501
Customer deposits	13,553	11,250
Current operating lease liabilities	22,785	22,662
Sales taxes payable	4,881	7,897
Total Current Liabilities	125,143	155,110
Operating lease liabilities, long-term	170,681	160,361
Income tax payable, long-term	424	424
Line of credit	—	—
Total Liabilities	296,248	315,895
Commitments and Contingencies
Stockholders’ Equity
Preferred Stock $0.00001 par value, 10,000,000 shares authorized, no shares issued or outstanding as of August 3, 2025 and February 2, 2025.	—	—
Common Stock $0.00001 par value, 40,000,000 shares authorized, 14,599,825 shares issued and outstanding as of August 3, 2025 and 14,786,934 shares issued and outstanding as of February 2, 2025.	—	—
Additional paid-in capital	195,154	190,510
Accumulated earnings	2,307	25,845
Stockholders' Equity	197,461	216,355
Total Liabilities and Stockholders' Equity	$493,709	$532,250

Exhibit 99.1
THE LOVESAC COMPANY
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
(amounts in thousands, except per share data and share amounts)	August 3, 2025	August 4, 2024	August 3, 2025	August 4, 2024
Net sales	$160,530	$156,590	$298,903	$289,233
Cost of merchandise sold	69,922	64,221	133,925	124,819
Gross profit	90,608	92,369	164,978	164,414
Operating expenses:
Selling, general and administrative expenses	72,114	73,674	139,231	142,077
Advertising and marketing	23,481	23,310	42,075	41,306
Depreciation and amortization	3,836	3,756	7,449	7,258
Total operating expenses	99,431	100,740	188,755	190,641
Operating loss	(8,823)	(8,371)	(23,777)	(26,227)
Interest and other income, net	100	694	425	1,438
Net loss before taxes	(8,723)	(7,677)	(23,352)	(24,789)
Income tax benefit	2,073	1,816	5,862	5,968
Net loss	$(6,650)	$(5,861)	$(17,490)	$(18,821)

Net loss per common share:
Basic	$(0.45)	$(0.38)	$(1.19)	$(1.21)
Diluted	$(0.45)	$(0.38)	$(1.19)	$(1.21)

Weighted average shares outstanding:
Basic	14,623,823	15,590,207	14,707,952	15,564,016
Diluted	14,623,823	15,590,207	14,707,952	15,564,016

Exhibit 99.1
THE LOVESAC COMPANY
CONDENSED STATEMENT OF CASH FLOWS
(unaudited)

	Twenty-six weeks ended
(amounts in thousands)	August 3, 2025	August 4, 2024
Cash Flows from Operating Activities
Net loss	$(17,490)	$(18,821)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization of property and equipment	7,306	7,038
Amortization of other intangible assets	143	220
Amortization of deferred financing fees	37	97
Net loss on disposal of property and equipment	34	62
Impairment of long-lived assets	1,541	—
Equity based compensation	5,767	3,904
Non-cash lease expense	13,374	12,355
Deferred income taxes	(5,979)	(6,082)
Change in operating assets and liabilities:
Trade accounts receivable	2,709	(1,324)
Merchandise inventories	350	10,153
Prepaid expenses and other current assets	4,133	(3,406)
Other assets	2,170	(3,652)
Accounts payable	(16,742)	(543)
Accrued expenses and other payables	(16,430)	846
Operating lease liabilities	(12,438)	(8,718)
Customer deposits	2,303	7,040
Net cash used in operating activities	(29,212)	(831)
Cash Flows from Investing Activities
Purchase of property and equipment	(12,910)	(13,360)
Payments for patents and trademarks	(286)	(142)
Net cash used in investing activities	(13,196)	(13,502)
Cash Flows from Financing Activities
Taxes paid for net share settlement of equity awards	(1,123)	(437)
Repurchases of common stock	(6,000)	—
Payment of deferred financing costs	(12)	(140)
Net cash used in financing activities	(7,135)	(577)
Net change in cash and cash equivalents	(49,543)	(14,910)
Cash and cash equivalents - Beginning	83,734	87,036
Cash and cash equivalents - Ending	$34,191	$72,126
Supplemental Cash Flow Data:
Cash paid for taxes	$9,077	$8,354
Cash paid for interest	$71	$61
Non-cash investing and financing activities:
Asset acquisitions not yet paid for at period end	$731	$589
Leasehold improvements acquired through lease incentive	$1,824	$—
Excise tax on share repurchases, accrued but not paid	$48	$—

Exhibit 99.1
THE LOVESAC COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
(amounts in thousands)	August 3, 2025	August 4, 2024	August 3, 2025	August 4, 2024
Net loss	$(6,650)	$(5,861)	$(17,490)	$(18,821)
Interest income, net	(100)	(694)	(427)	(1,438)
Income tax benefit	(2,073)	(1,816)	(5,862)	(5,968)
Depreciation and amortization	3,836	3,756	7,449	7,258
EBITDA	(4,987)	(4,615)	(16,330)	(18,969)
Equity-based compensation (a)	3,279	2,760	5,901	3,963
Loss on disposal of assets (b)	13	19	34	62
Other non-recurring expenses (c)	2,532	3,332	2,785	6,182
Adjusted EBITDA	$837	$1,496	$(7,610)	$(8,762)
(a)Represents expenses, such as compensation expense and employer taxes related to RSU equity vesting and exercises associated with stock options and restricted stock units granted to our associates and board of directors. Employer taxes are included as part of selling, general and administrative expenses on the Statements of Operations.
(b)Represents loss on disposal of property and equipment.
(c)Other non-recurring expenses in the thirteen and twenty-six weeks ended August 3, 2025 represents impairment charges and other costs related to the Best Buy partnership termination, professional fees related to the restatement of previously issued financial statements, severance, and expenses associated with other legal matters, partially offset by benefits related to insurance proceeds. Other non-recurring expenses in the thirteen weeks ended August 4, 2024 represents professional fees related to the restatement of previously issued financial statements, expenses associated with other legal matters, and one-time pre-production costs, partially offset by benefits related to insurance proceeds. Other non-recurring expenses in the twenty-six weeks ended August 4, 2024 also includes severance.